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Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Renee Walker
(248) 244-4586	(248) 244-5362
james polehna@kellyservices.com	renee walker@kellyservices.com

KELLY SERVICES ANNOUNCES SALE OF

HOME CARE SERVICES BUSINESS UNIT

TROY, MI (February 20, 2007) — Kelly Services, Inc., a global provider of staffing services, today announced that the Company has signed a definitive agreement to sell its Home Care Services business unit to ResCare, Inc.

The sale of the Home Care Services business unit will generate cash proceeds of $12.5 million, and will result in a pretax gain of approximately $10 million, or approximately $6 million after tax. The transaction is anticipated to close in the first quarter of 2007. The Home Care Services business unit reported revenue of $59 million for the full year of 2006. The sale is not expected to have a material impact on 2007 earnings from operations or cash flows. SunTrust Robinson Humphrey was the advisor to Kelly Services for this transaction.

Carl T. Camden, President and Chief Executive Officer commented, “The sale of the Home Care Services business unit is an important part of our strategy of selectively divesting non-core assets and reinvesting the proceeds in strategic growth initiatives. Although our home care business is successful and profitable, we will concentrate our resources on growth opportunities more consistent with our large global customer strategy. We’re pleased that this transaction provides our home care customers with access to a wide range of services through ResCare.”

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, outsourcing, vendor on-site and full-time placement. Kelly operates in 30 countries and territories. Kelly provides employment to more than 750,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education, and health care. Revenue in 2006 was $5.6 billion. Visit www.kellyservices.com.